                                                                     EXHIBIT 5.1


                       Law Offices of Lawrence R. Lonergan
                             325 Broadway, Suite 504
                            New York, New York 10007

                                December 8, 2000

North American DataCom, Inc.
751 County Road, Building 1000
Iuka, MS 38852

                  Re: Registration Statement on Form S-1 (File No. 333-51748)

Dear Ladies and Gentlemen:

                  We are acting as counsel for North American DataCom, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 2,302,624 shares of Common Stock, $.0001 par value (the "Common Stock"), of the Company, to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-1 relating to such 2,302,624 shares of Common Stock. (Such Registration Statement, as amended, is herein referred to as the "Registration Statement.")

                  We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.


                                    Best regards,



                                    /s/ Lawrence R. Lonergan, Esq.